Exhibit (c)(iii)

Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.

PROJECT ASTERIX
Discussion Materials
June 2022
BMO Capital Markets®

BMO Capital Markets Turquoise Hill Trading Since Rio Tinto Offer
Day of Rio Tinto Offer
(1)
TRQ Volume TRQ Share Price Rio Tinto Offer HUSP
$40 $35 $30 $25 $20 $15
Share Price (C$)
Announced Premium: 32%
Key Trading Statistics Since Offer
Percent of Float Traded (%) 112% VWAP (C$) $35.58 Trading Volume Increase (%) 35%
Current Premium to HUSP: 70%
14.0
12.0 $36.20
$34.00
10.0
8.0Global Volume
6.0 (m m)
4.0
$19.98
2.0
11-Mar 18-Mar 25-Mar 01-Apr 08-Apr 18-Apr 25-Apr 02-May 09-May 16-May 23-May 30-May 06-Jun 13-Jun 20-Jun
1 Source: FactSet Note: Shown in C$.
1. Based on median peer performance; peers include Capstone, Ero, Filo, First Quantum, Hudbay, Ivanhoe, Los Andes, Lundin Mining, NGEx, Solaris, SolGold, and Western Copper.
PROJECT ASTERIX

BMO Capital Markets Relative Share Price Performance Since Rio Tinto Offer
Producers Developers Producer / Developer
Filo
SolGold
NGEx
Los Andes
Western Copper
Ivanhoe
Median
Lundin Mining
First Quantum
Solaris
Ero
Capstone
Implied TRQ Share Price
(C$/sh.)
$32.03
$29.74
$25.02
$23.21
$20.11
$20.10
$19.98
$19.85
$19.46
$18.17
$17.51
$15.13
25%
16%
(3%)
(10%)
(22%) (22%) (22%)
(23%)
(24%)
(29%)
(32%)
(41%)
2 Source: FactSet
PROJECT ASTERIX

BMO Capital Markets
Oyu Tolgoi will be Among the Best Copper Mines in the World
OT PRODUCTION BENCHMARKING (2021A, KT CU)
Based on 2026E-2030E average production, OT would be the 4th largest copper mine in the world
1,011
630    606
506
460    445    423
398    359
331    328
Escondida Collahuasi Grasberg Oyu El Antamina Buenavista Morenci Cerro Cobre Los Tolgoi Teniente Verde Panama Bronces
OT C1 BY-PRODUCT CASH COST BENCHMARKING (US$/LB)
C1 Cash Costs (US$/lb Cu)
$4.00
$3.00
$2.00
$1.00 —
($1.00)
Based on average 2026E-2030E, OT is a first quartile cash cost mine
First Quartile Second Quartile Third Quartile Fourth Quartile
Cumulative Production
3 Source: S&P Market Intelligence, Turquoise Hill Internal Model at street consensus pricing, Wood Mackenzie
PROJECT ASTERIX

BMO Capital Markets
Current Market Valuation Does Not Reflect Strategic Value
P / NAV (ratio)
1.0x
0.8x
0.6x
0.4x
0.2x
0.1¢ 1.0¢ 10.0¢
EV / Resource (US¢/lb Cu Eq.)
Base Metal Intermediate Producer Median P / NAV: 0.7x (1)
Ivanhoe
Filo
(5)
Turquoise Hill
Base Metal Junior Producer Median P / NAV: 0.6x (2)
Panoro (4)
Northern Dynasty
Los Andes
Cornerstone
Polymet (4) NGEx(3)
SolGold
Trilogy
Western
Marimaca Solaris(3)
Adventus
Bubble sizes represent Market Cap
Initial Capex / Market Cap. ≥ 2.0x
Initial Capex / Market Cap. < 2.0x
4 Source: Company filings, FactSet, street research
1. Intermediate producers includes Boliden, Capstone, Ivanhoe, Lundin and Nexa.
2. Junior producers include Atalaya, CAML, Copper Mountain, Ero, Hudbay, Imperial, Taseko.
3. Initial capex based on median street broker estimates.
4. No NAVPS estimates; P / NAV placed on line of best fit.
5. Based on current share price of C$36.20.
PROJECT ASTERIX

BMO Capital Markets
Rio Tinto’s Bid was Highly Opportunistic
PROPOSAL TIMING PERSPECTIVES
Copper Price (US$/lb)
$4.80
$4.60
$4.40
$4.20
$4.00
Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22
Total Mining Equity Issuances Average Monthly Copper Price
Rio Tinto offer timed amid record copper prices and very supportive market, thus stalling a potential issuance
$2.0
$1.5
$1.0
$0.5
Equity Issuances (US$ bn)
PERSPECTIVES ON PREMIUM (BASE METALS PRECEDENT CHANGE OF CONTROL PREMIUMS SINCE 2016)
1-Week Premium
240% 120% 60% 30% 15%
(Mar-22)
15% 30% 60% 120% 240%
1-Day Premium
Proposal among lowest recently observed premiums
Centerra / Thompson Creek (Nov-16)
Lundin / Josemaria (Dec-21)
Glencore /
Nevsun / Volcan Reservoir (Mar-18)
(Apr-16) Zijin / Nevsun OZ / South32 /
(Mar-19)                Avanco Ariz. Mining
(Sep-18)                 (Jun-18)
IGO / Sandfire / Western Areas MOD (Mar-22)
(Jun-19)    Nova / OZ / KAZ Cassini (Jan-21)                (Jun-20)
Rio Tinto / Turquoise Hill
5 Source: Bloomberg, company filings, FactSet
PROJECT ASTERIX

BMO Capital Markets Base Metal Transactions Summary
Copper Price (US$/lb)
6 Source: Company filings, FactSet
1. Significant development component.
$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
Jan-17 Jan-18 Jan-19 Jan-20 Jan-21 Jan-22
Producers Developers
Covid-19 Pandemic
Mitsubishi /
Empresas Copec / 22% Quellaveco
40% Mina Justa (Minsur) (Anglo American)
OZ / Newcrest /
Avanco 70% Red Chris (Imperial)
Sumitomo /
30% QB2 (Teck)
Lundin / Chapada (Yamana) Newmont /
50% Galore Creek
(NOVAGOLD)
KAZ / Zijin /
Baimskaya Nevsun (1) Sandfire / Glencore / MOD Mutanda Pembridge /
Minto (Capstone) Zijin /
46% Timok Lower Zone
(Freeport)
South32 / Metals Acquisition Corp / Sierra Gorda (Sumitomo) CSA (Glencore)
Evolution /
Ernest Henry (Glencore)
Sandfire /
MATSA (Mubadala
& Trafigura)
Capstone / Lundin / 30% Santo Domingo Josemaria (KORES) Capstone /
Mantos(1)
(61% / 39% PF Ownership)
ZCCM /
90% Mopani (Glencore)
Nova /
KAZ
Mitsubishi /
30% Mantoverde (Mantos) PROJECT ASTERIX

Rationale for a Turquoise Hill Re-Rating in the Coming Years
RATIONALE COMMENTARY
Current financing uncertainty creates a share price overhang
Funding Requirements Being Satisfied
Once these hurdles are cleared, would expect TRQ’s share price to reflect a de-risked financing plan
Clearing of Technical OT has a history of delays and capex overruns, combined with recent capex overruns throughout the Risks as Project mining sector (e.g., Côté, Magino)
Advances As the underground development nears completion, would expect TRQ’s share price to reflect the reduced development risk
Commodity Price Further increases in copper prices, which are being forecasted by some experts, would have a significant
Momentum + Structural impact to TRQ’s value Changes to Copper
Usage Continued transition to a ‘greener economy’ potentially resulting in structural shift in copper
Recently, mining investors have been increasingly focused on short-term profitability and return of capital
Increased Shareholder Interest that Drives
As OT ramps up production and begins generating significant free cash flow, would expect level of
Demand investor interest to increase
Involvement of GoM provides a unique consideration for the asset given challenges that have arisen in the past
Consistent Relations with GOM
Relationship appears to be at a reasonably constructive point currently following January 2022 negotiation, but sustained period of limited interference / challenges could provide further comfort
As mine plan continues to be iterated on, areas and probability for value upside will become more clear
Clarity on Upside
Opportunities
Expansion scenarios could be evaluated in the context of a future year rather than the present value today
7
PROJECT ASTERIX

BMO Capital Markets

Precedent Ramp-up Re-rating

IVANHOE'S RAMP-UP OF KAMOA-KAKULA



Ivanhoe P / NAV
Base Metals Developers Median P / NAV
Base Metals Intermediate Producers Median P / NAV
1.40x
1.05x
0.70x
0.35x
–
0.56x
0.35x
1.02x
0.42x
0.74x
0.69x
0.36x
1
2
Commencement of commercial production announced on 3-Aug-21(1)
Aug-19
Nov-19
Feb-20
May-20
Aug-20
Nov-20
Feb-21
May-21
Aug-21
Nov-21
Feb-22
May-22

1

- Two years prior to the announcement of Kamoa Kakula's commencement of commercial production, Ivanhoe's P / NAV was 0.56x, ~60% greater than developer peers' median P / NAV of 0.35x

2

- After announcement of Kamoa Kakula's commencement of commercial production, Ivanhoe's P / NAV was 1.02x, 140% greater than developer peers' median P / NAV of 0.42x
  - Over the span of two years to announcement, the median developer P / NAV has re-rated by 21%, while Ivanhoe's P / NAV has re-rated by 81%

Re-rate of ~60% from 2-year ramp-up to commercial production announcement, relative to developer peers

Source: Company filings, FactSet, street research
1. Announced on 3-Aug-21 that commercial production was reached on 1-Jul-21.

8

PROJECT ASTERIX

Illustrative Future Trading (Undiscounted; as at 31-Dec-24)
Trading Multiples Dividend Discount Model DCF at WACC
$97.71
$73.28
$74.37
$52.06
$44.18
$40.40
Driver
P / 2025E NAV
2025E Target Dividend Yield Discount Rate (Model)
Selected Range
6%—8%
0.7x—1.0x 17.0%—19.0% Dividend Yield
9
PROJECT ASTERIX

BMO Capital Markets Bid Continuum Turquoise Transaction Metrics Hill C$34.00 C$36.00 C$38.00 C$40.00 C$42.00 C$44.00 C$46.00 C$48.00 C$50.00 Benchmark Implied Offer Metrics Implied Premium / (Discount)—Spot (%) C$36.20 (6.1%) (0.6%) 5.0% 10.5% 16.0% 21.5% 27.1% 32.6% 38.1% - Unaffected Price (%) C$25.68 32.4% 40.2% 48.0% 55.8% 63.6% 71.3% 79.1% 86.9% 94.7%                 —to HUSP (%) C$19.98 70.2% 80.2% 90.2% 100.2% 110.3% 120.3% 130.3% 140.3% 150.3% Implied Bid Bump by Rio Tinto (%) C$34.00 — 5.9% 11.8% 17.6% 23.5% 29.4% 35.3% 41.2% 47.1% Implied Equity Value (49%) (US$ mm) $2,775 $2,606 $2,759 $2,913 $3,066 $3,219 $3,373 $3,526 $3,679 $3,832 Implied Enterprise Value (49%) (US$ mm) $4,893 $4,725 $4,878 $5,031 $5,185 $5,338 $5,491 $5,645 $5,798 $5,951 Implied Purchase Multiples P/NAV (Model) (ratio) 0.62x 0.58x 0.62x 0.65x 0.69x 0.72x 0.75x 0.79x 0.82x 0.86x (1) EV/Resources (US$/lb CuEq.) $0.08 $0.08 $0.08 $0.09 $0.09 $0.09 $0.09 $0.10 $0.10 $0.10 Rio Tinto Metrics (2) Pro Forma Net Leverage (EV/2022E EBITDA) (ratio) 0.62x 0.62x 0.63x 0.63x 0.64x 0.64x 0.65x 0.65x 0.66x NAVPS (Model)—Acc / (Dil) (%) $45.14 1.4% 1.3% 1.2% 1.0% 0.9% 0.8% 0.7% 0.6% 0.5% 2025E CFPS (Model)(3) —Acc / (Dil) (%) $9.67 4.6% 4.6% 4.5% 4.5% 4.4% 4.4% 4.4% 4.3% 4.3% (4) Return on Investment (%) 16.2% 15.5% 14.8% 14.2% 13.6% 13.0% 12.5% 12.1% 11.6% Payback Years (years) 6.8 7.0 7.2 7.3 7.5 7.7 7.8 8.0 8.2 Implied IRR To Future Standalone Range—C$50.00 (%) C$50.00 16.6% 14.0% 11.6% 9.3% 7.2% 5.2% 3.4% 1.6% — - C$60.00 (%) C$60.00 25.4% 22.6% 20.0% 17.6% 15.3% 13.2% 11.2% 9.3% 7.5% - C$70.00 (%) C$70.00 33.4% 30.4% 27.6% 25.0% 22.6% 20.3% 18.2% 16.2% 14.4%
- C$80.00 (%) C$80.00 40.7% 37.5% 34.6% 31.9% 29.3% 26.9% 24.7% 22.6% 20.6% Implied LT Copper Price (10% Discount Rate)(5) (US$/lb) $2.18 $2.30 $2.41 $2.52 $2.63 $2.73 $2.84 $2.95 $3.05 (5) Implied LT Copper Price (WACC Mid-Point of 18%) (US$/lb) $3.99 $4.25 $4.51 $4.77 $5.03 $5.29 $5.56 $5.82 $6.08 10 Source: BMO Equity Research model, company filings, FactSet, Turquoise Hill Internal Model at 4. Rio Tinto has publicly stated a 15% IRR hurdle rate requirement. street consensus pricing, street research 5. Assuming 1.0x P/NAV. 1. Shown on a consolidated basis. 2. Transaction costs of US$87.5 mm and 50% of US$25 mm p.a. of pre-tax synergies included. 3. Rio Tinto’s 2025 CFPS based on 2025 cash flow from operations divided by Rio Tinto’s current fully diluted in-the-money shares. PROJECT ASTERIX

BMO Capital Markets
Strategic Impetus for Rio Tinto
Acquisition of TRQ represents an opportunity for Rio Tinto to consolidate one of the largest copper assets in the world
Oyu Tolgoi would become the largest non-iron ore asset within the portfolio based on NPV
Oyu Tolgoi is both one of the largest copper assets in the world and also not held by a senior miner, making it uniquely available to be acquired and a meaningful addition to Rio Tinto’s portfolio
– The largest copper mine not owned by a senior miner is Candelaria with 2021A production of 151 kt Cu, owned by Lundin and significantly smaller than Oyu Tolgoi will be
Oyu Tolgoi is also attractive to Rio Tinto given they have already operated it for over a decade so have comfort on the asset, its operations and its structure within the business
From the Rio Tinto perspective, beyond attractive nature of the asset from an operational standpoint, there may be a view internally that additional strategic value exists in taking the asset outside of the public eye
Operate and come through development / relatively higher-risk period while limiting public scrutiny
More simplistic structure has further benefit of streamlining decision making and implementing corporate culture
Transaction would be among the largest that RT has executed in the past decade
Likely that there is some degree of focus internally on the optics of a successful transaction
OYU TOLGOI POSITIONING IN PORTFOLIO
OT Contribution to Rio Tinto NPV Consolidating OT makes it the largest single mine in Rio Tinto’s portfolio
% of Asset RT NPV
OT Current 6.2% OT Consolidated 11.1% Iron Ore 62.3% Aluminum 19.9% Other Copper 7.7% Other Assets 4.0%
Rio Tinto Copper Production (kt Cu) RT Copper Production
Consolidating OT increases Rio Tinto copper Incremental Production production by 22% over the next decade with OT Consolidation
40 50 68 113 130 145 151 190 205 172 544 618 634 606 555 556 551 580 530 496 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E
11 Source: BMO Equity Research model, Turquoise Hill Internal Model at street consensus pricing
PROJECT ASTERIX

BMO Capital Markets rio tinto broker valuation methodologies VALUATION METHODOLOGIES Broker Valuation Methodology Discount Rate (name) (report date) Macquarie• 50% weighting on NPV 10.5% (19-May-22)• 50% weighting on 5.5x EV / EBITDA JP Morgan• 50% weighting on NPV 10.0% (12-May-22)• 50% weighting on 5.5x EV / 2024E EBITDA • 50% weighting on NPV Morgan Stanley • 50% weighting on 6.5x EV / Avg. 2022—2024E 8.9%    (6-May-22) EBITDA BMO • NPV < 10%    (20-Apr-22) Citi• 50% weighting on NPV 7.3%    (20-Apr-22)• 50% weighting on 5.5x EV / 2023E EBITDA CGS-CIMB / Morgans• NPV 8.5% (20-Apr-22) Broker Valuation Methodology Discount Rate (name) (report date) Berenberg• NPV n / a     (20-Apr-22)• 6.0x EV / EBITDA UBS• 50% weighting on NPV > 10.0%     (20-Apr-22)• 50% weighting on 5.5x EV / EBITDA RBC• 50% weighting on NPV n / a     (20-Apr-22)• 50% weighting on 6.5x EV / EBITDA Credit Suisse• 50% weighting on NPV 8.0%     (20-Apr-22)• 50% weighting on 6.9x EV / CY2022E EBITDA Barclays • NPV n / a (20-Apr-22) RIO TINTO ABILITY TO PAY Low High NAV Approach Discount Rate: 7.5%—10.5% (US$ mm) $8,653 $11,852 NAV per Share 1.0x P / NAV Multiple (US$ / sh.) $43.00 $58.90 EBITDA Approach (1) 2025E EBITDA Multiple: 5.5x—6.5x (US$ mm) $12,449 $14,713 (2) Less: Net Debt (US$ mm) ($5,387) ($5,387) Less: Minority Interest(2) (US$ mm) ($195) ($195) Implied Equity Value (US$ mm) $6,866 $9,130 PV of Implied Equity Value (3) (US$ mm) $5,158 $7,085 TRQ Financed Shares Outstanding (mm) 234.8 234.8 Implied Share Price (US$ / sh.) $21.97 $30.17 Average Implied TRQ Equity Value per Share (US$ / sh.) $32.48 $44.53 Average Implied TRQ Equity Value per Share (C$ / sh.) $41.97 $57.54 12 Source: Company filings, street research, Turquoise Hill Internal Model at street consensus pricing Note: Broker reports on Rio Tinto Plc. 1. Based on NTM EBITDA at 31-Dec-24. 2. Based on net debt and minority interest at 31-Dec-24. PROJECT ASTERIX 3. Discounted to 30-Jun-22 at 8.5% (Low) and 7.5% (High) discount rates.

Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.

BMO Capital Markets Current Status of Third Party Outreach COUNTERPARTY UPDATE NDA SHARED • Have followed TRQ story for awhile; would like to find a way to be involved • Initial view was that RT completely controlled situation; considering potential involvement on basis of potential transaction alternatives discussed • Expressed interest in learning more about the situation and technical details • Discussed situation at PDAC; currently considering next steps • Discussed situation at PDAC; currently considering next steps • Considered looking at further information • Following receipt of NDA, declined to sign • Have some questions on ability for a Chinese party to be competitive in Mongolia given past relations between countries, but potentially open to exploring • Following receipt of NDA, declined to sign • Would be open to cooperating with RT on the asset in the future, but not willing to get involved in current situation • Limited interest; asset not a good fit, minority position likely not of interest • Limited interest in getting involved in current situation • View situation as too complex to get involved in • View situation as too complex to get involved in 13 PROJECT ASTERIX

BMO Capital Markets

Shareholder Analysis | Overview of the 3 Major Shareholders

	PENTWATER	KOPERNIK	SAILINGSTONE
Ownership (% & Value)	12.1% | US$682 mm[(1)] *Beneficial ownership (incl. Nomura) reduced from ~13.5% during Q1 2022*	2.7% | US$149 mm *Beneficial ownership reduced from ~6.4% during Q1 2022*	2.3% | US$128 mm *Beneficial ownership reduced from ~2.4% during Q1 2022*
Estimated Cost Basis (C$/sh)	$31.60	$20.29	$36.15
Significance in Portfolio (%)	17%	4%	22%
Intelligence Gathered	• Actively trades in and out of names • Recent sell off not necessarily indicative of broader change in strategy / approach • Has publicly stated that current proposal is well below the intrinsic value	• Large exposure to Russian equities prior to Ukranian conflict • Kopernik sold some of its more liquid positions (including TRQ) • Has confirmed that previous sell off does not preclude them from buying more (either in market or for an equity deal)	• Actively trades in and out of names • Recent sell off not necessarily indicative of broader change in strategy/approach • Has publicly stated that current proposal is well below the intrinsic value

Source: Bloomberg, FactSet, public press releases
1. Inclusive of Nomura's ~2.7% stake.

14

PROJECT ASTERIX

BMO Capital Markets

Shareholder Analysis | Illustrative Shareholder Tipping Analysis

Assumes 85% of float turnout vote in favour and Nomura votes according to Pentwater



Voter turnout required among remaining minority shareholders for transaction to be approved (assuming 85% vote in favour)
80%
Typical Voter Turnout
60%
76%
Transaction Approved
52%
56%
Transaction Approved
32%
Transaction Approved
Transaction Approved

	Turned None	Turned One			Turned Two			Turned Three
Pentwater (~12%)	✗	✓	✗	✗	✓	✗	✓	✓
Kopernik (~3%)	✗	✗	✓	✗	✓	✓	✗	✓
SailingStone (~2%)	✗	✗	✗	✓	✗	✓	✓	✓

Source: FactSet

15

PROJECT ASTERIX

BMO Capital Markets Inco Acquisition of Voisey’s Bay – Class VBN Shares Summary Transaction Summary On August 21, 1996, Inco acquired all of the common shares of Diamond Fields not already owned by Inco Inco had previously acquired 25% of Voisey’s Bay Nickel Company “VBNC”, a wholly-owned subsidiary of Diamond Fields The aggregate consideration of US$3,093 mm included: US$255 mm in cash, US$471 mm in convertible preferred shares, US$1,592 mm in common shares, US$753 mm in Class VBN Shares, and US$22 mm in contingently issuable equity Class VBN Shares Overview Inco issued ~25.9 mm in Class VBN Shares that intended to reflect an approximate 25% interest in the financial performance of the Voisey’s Bay project and all future discoveries in Labrador Holders did not have direct rights in the equity or assets of VBNC or Inco, except on liquidation, dissolution or winding-up of Inco Dividends Class VBN shares were entitled to dividends as and when declared by the Board of Directors and may be declared in respect of the Class VBN Shares without declaring in respect of the common shares, and vice versa (with discretion on whether dividends would be equal) Until August 21, 2006, the minimum dividend declared for Class VBN Shares was at least 0.8 times the regular cash dividend per Inco Common Share Quarterly dividends were declared based on the Adjusted Net Income of VBNC multiplied by an Ownership Factor equal to: (The number of Class VBN Shares outstanding) / (The original number of Class VBN Shares issued x 4) Conversion Class VBN Shares were convertible into Inco Common Shares (1) any time after 2006, (2) in the event of a sale of all or substantially all of VBNC’s assets or 50% or more of VBNC’s common shares, or (3) in the event of a sale of more than 24% of VBNC’s shares Conversion Rate = (Class VBN Share’s weighted average 20-day trading price / Common Share’s weighted average 20-day trading price) x 1.2 Voting Rights Carried general voting rights at one vote per share and had the right to elect two directors to Inco’s Board as a separate class DIAMOND FIELDS TRADING HISTORY – 2 YEARS PRIOR TO TRANSACTION CLOSE $48.00 $40.00 $32.00 $24.00 $16.00 $8.00 Share Price (C$) Aug-94 Nov-94 Feb-95 May-95 Aug-95 Nov-95 Feb-96 May-96 Aug-96 27-Mar-96: Inco makes bid for Diamond Fields     03-Apr-96: Diamond Fields accepts Inco’s bid $42.80     Source: Company filings, FactSet PROJECT ASTERIX 16

BMO Capital Markets Response Alternatives Board View on Value • TD range • BMO perspectives • Confidence in model >C$40/sh Anticipate highly emotional response from Rio Tinto • Could either drop bid or elect to launch an unsolicited bid Strongly recommend dialogue with key shareholders before discussion with Rio Tinto <C$40/sh Negotiate with Rio Tinto Anticipate they will want something in return (e.g., shareholder lockups) Consider structural change to bid (e.g., CVR) 17 PROJECT ASTERIX

BMO Capital Markets Disclaimer These materials are confidential and proprietary to, and may not be reproduced, disseminated or referred to, in whole or in part without the prior consent of BMO Capital Markets. These materials have been prepared exclusively by BMO Capital Markets’ Investment and Corporate Banking Department for the individual to whom such materials are delivered and may not be used for any purpose other than as authorized in writing by BMO Capital Markets. These materials are not a product of BMO Capital Markets’ Research Department. The views of the Investment Banking and Corporate Banking Department may differ from those of the Research Department. BMO Capital Markets assumes no responsibility for verification of the information in these materials, and no representation or warranty is made as to the accuracy or completeness of such information. BMO Capital Markets assumes no obligation to correct or update these materials. These materials do not contain all information that may be required to evaluate, and do not constitute a recommendation with respect to, any transaction or matter. Any recipient of these materials should conduct its own independent analysis of the matters referred to herein. If these materials contain a summary of indicative financing terms and conditions, they should be viewed as an outline intended for discussion purposes only and are subject to the completion of due diligence by, and internal credit and other committee approvals of, BMO Capital Markets. It should not in any way be viewed or relied upon as a commitment by BMO Capital Markets or any other entity to extend credit. If provided, (a) the information provided in such materials is for the confidential use of the borrower and may not, without the prior written consent of BMO Capital Markets, be permitted to be disclosed to any other party other than the borrower’s employees, attorneys and financial advisors (but not commercial lenders) with a need to know the same, (b) the proposal in such materials is subject to there being no material disruption of the banking and capital markets that, in BMO Capital Market’s reasonable opinion, adversely impacts in any material respect pricing or availability of credit, and (c) BMO Capital Markets shall be entitled, in consultation with the borrower, to change the structure, terms and pricing (both fees and spreads) of the proposed financing described herein. BMO Capital Markets does not provide tax, accounting or legal advice. Any discussion of tax matters in these materials (i) is not intended to be used, and cannot be used or relied upon, for the purposes of avoiding any tax penalties and (ii) may have been written in connection with the “promotion or marketing” of the transaction or matter described herein. Accordingly, the recipient should seek advice based on its particular circumstances from an independent tax advisor. BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member FDIC), Bank of Montreal Europe p.l.c., and Bank of Montreal (China) Co. Ltd and the institutional broker dealer businesses of BMO Capital Markets Corp. (Member FINRA and SIPC) in the U.S., BMO Nesbitt Burns Inc. (Member Investment Industry Regulatory Organization of Canada and Member Canadian Investor Protection Fund) in Canada and Asia, Bank of Montreal Europe p.l.c. (authorized and regulated by the Central Bank of Ireland) in Europe and BMO Capital Markets Limited (authorized and regulated by the Financial Conduct Authority) in the UK and Australia. “Nesbitt Burns” is a registered trademark of BMO Nesbitt Burns Inc., used under license. “BMO Capital Markets” is a trademark of Bank of Montreal, used under license. “BMO (M-Bar roundel symbol)” is a registered trademark of Bank of Montreal, used under license. ® Registered trademark of Bank of Montreal in the United States, Canada and elsewhere. ™ Trademark of Bank of Montreal in the United States and Canada. All values in this document are in US$ unless otherwise specified PROJECT ASTERIX 18